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Exhibit 5.4

CONSENT OF LARRY SMITH
TO BEING NAMED AS A QUALIFIED PERSON

January 21, 2009

        I am named and identified as a "qualified person" in connection with the mineral reserve and mineral resource estimates for the Cerro Casale, Chile project listed in the sections Kinross Mineral Reserves and Mineral Resources and Cerro Casale, Chile in the Annual Information Form for the year ended December 31, 2007 (the "AIF") and the Annual Report on Form 40-F for the year ended December 31, 2007 (the "Form 40-F") of Kinross Gold Corporation.

        I hereby consent to the incorporation by reference of the information contained in the AIF and the Form 40-F and the references to me therein into this Registration Statement on Form F-10 and any amendments thereto.

Sincerely,

/s/ LARRY SMITH, P. GEO

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  Exhibit 5.4
CONSENT OF LARRY SMITH TO BEING NAMED AS A QUALIFIED PERSON